Exhibit 6.4

TECHNOLOGY AGREEMENT

This Technology Agreement (this “Agreement”) is made and entered into as of the 14th day of December, 2018, by and between Prometheum, Inc. a Delaware corporation (the “Company”), Hashkey Digital Asset Group Limited, a Hong Kong corporation (“HK”) and Shanghai Wanxiang Blockchain Inc., a PRC corporation and a Partner (as defined below) of HK (“Provider”). The Company, HK and the Provider are collectively referred to herein as the “Parties,” and each individually, a “Party.”

WITNESSETH:

WHEREAS, the Company is developing systems and products for the implementation of the Company’s ecosystem for, among other related activities, the creation, issuance, distribution, trading, clearing, settlement and custodial services for securitized tokens in compliance with the United States federal securities laws (the “Ecosystem”);

WHEREAS, Provider is a leading Chinese research and technology company whose business includes, among other items, the development, implementation and commercialization of blockchain related technology and financial technology including trading technologies, which are in current use, and have demonstrated varied commercial usage, utility and functionality thereof including, but not limited to, the Business (as defined below) of the Company;

WHEREAS, the Company and HK have entered into various agreements including, but not limited to, a Securities Purchase Agreement, dated as of the date hereof (the “SPA”), an Investor and Founders Rights Agreement, dated as of the date hereof, by and between the Company and HK (the “Rights Agreement,” and together with this Agreement, the SPA and a Strategic Partnership and Joint Development Agreement, dated on or about the date hereof, by and among the Company and the Provider (the “Partnership Agreement), collectively, the “Transaction Documents”);

WHEREAS, pursuant to the SPA, HK is purchasing certain securities of the Company as described in the SPA (the “Equity”) in consideration for (i) US $3,000,000 of cash, and (ii) providing the Company with (a) Technology (as defined below), and (b) Services (as defined below) relating to the Business including, but not limited to, the Ecosystem valued at $9,000,000; and

WHEREAS, the Provider and its Partners shall provide such Technology and Services to the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth in this Agreement and the other Transaction Documents and for such other good and valuable consideration, which the Parties acknowledge the sufficiency of, the Parties hereto hereby agree as follows:

1.            DEFINITIONS. The following capitalized terms used in this Agreement shall have the meaning set forth below:

“$,” “dollars,” “Dollars,” “USD,” “US dollars” or similar symbols, phrases or words means the lawful currency of the United States of America.

“Background IP” means the Company’s Background IP and the Provider Background IP, collectively.

“Business” means the Company’s current and future business including, but not limited to, the creation, issuance, distribution, trading, clearing, settling and custodial services for securitized tokens and related market data services as it relates to the Ecosystem.

“Company’s ATS” means the Company’s alternative trading system that is intended to commence commercial operations at such time as, among other things, receipt by the Company of all required licenses, authorizations and/or consents from FINRA and the SEC, Prometheum Ember ATS, Inc., a wholly-owned subsidiary of the Company.

“Company’s Background IP” means all Intellectual Property and IP Rights in and to all Technology and Information, including, but not limited to, all diagrams and Diagrams, the White Paper and Ember Tokens, owned, developed or created by the Company and/or any of its Partners on or prior to the Effective Date, which does not provide for Token economic modeling.

“Company’s Foreground IP” means all Company Information and/or Technology developed, created and/or otherwise obtained by the Company following the Effective Date.

“Company Partner(s)” means at any time of determination, all Partners of the Company including any successors and/or predecessors thereto, other than the Provider and any Partners of the Provider.

“Confidential Information” means all non-public, proprietary Information that embodies or describes any Technology and/or Information of a Party or any of such Party’s Partners or that reasonably would be expected to be declared confidential.

“Ecosystem” has the meaning set forth in the “WHEREAS” clauses.

“Effective Date” has the meaning set forth in the introductory clause of this Agreement.

“Ember Token” means the Company’s blockchain token which will be a part of, and provide a basis for transactions, in addition to other purposes, on the Ecosystem.

“Foreground IP” means the Company’s Foreground IP and the Provider Foreground IP, collectively

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including any self-regulatory body under applicable securities Laws.

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“Hot/Cold Wallet Storage Software System” means the Provider’s Partner’s software and systems for storage of securitized tokens.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, technical data, operating manuals, instructional documents, quality records and regulatory and compliance records relating to the Business including the creation, development, operation, maintenance, usage and commercialization of the Ecosystem.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary Information, processes and formulae, all computer software programs, Technology or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“IP Rights” means any and all rights under copyrights (including rights in software), patents, patent applications, trademarks, trademark applications, trade names, service marks, business names (including internet domain names), design rights, database rights, rights in undisclosed or confidential information (such as know-how, proprietary ideas, trade secrets, techniques, methods, specifications, inventions (whether patentable or not) and the like) and all other Intellectual Property or similar proprietary rights of any nature whatsoever (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world.

“Partnership Agreement” has the meaning set forth in the “WHEREAS” clauses.

“Law” shall mean any national, supranational, international, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

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“Modification” means all inventions, developments, discoveries, techniques, modifications, improvements, updates, technology, trade secrets, computer programs, mask works, know-how, processes, concepts, methods, systems, specifications, algorithms, designs, formulas, original works of authorship, and/or any other Intellectual Property or IP Rights whatsoever, whether or not patentable or registrable under copyright, trademark or similar Laws or subject to analogous protection which any Party and/or any of such Party’s respective Partners makes to Background IP or Foreground IP.

“Partner” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or other written instrument.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, limited company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Provider Background IP” means all Intellectual Property and IP Rights in and to Technology and Information used in the Business including related to the creation and development of the Ecosystem owned, used and/or developed by the Provider and/or its Partners prior to the Effective Date.

“Provider Foreground IP” means Intellectual Property and IP Rights to original or custom Technology and/or Information developed by the Provider and/or any of its Partners in connection with the Ecosystem including all Modifications to Background IP relating to the Company’s Business.

“Provider Partners” means up to but in no event exceeding in the aggregate a total of four (4) Persons consisting of (i) Shanghai Wanxiang Blockchain Inc. and Tokyo Hash Co., Ltd. (collectively, the “Existing Provider Partners”), and (ii) no more than in the aggregate two (2) at least seventy (70%) percent owned subsidiaries of the Existing Provider Partners.

“Qualifying Transaction” means (a) a Board approved (i) sale of all or substantially all of the assets or business of the Company and its Subsidiaries (on a consolidated basis), to a Person (or group of Persons), that are not Partners of the Company (ii) consolidation or merger of the Company and its Subsidiaries (on a consolidated basis), with or into a Person that is not a Partner of the Company, in which the stockholders of the Company immediately prior to such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity Person (or its entity parent) immediately after the transaction; or (iii) the closing of the transfer (whether by merger, consolidation, sale or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than any underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person (or group of affiliated Persons) would hold fifty percent (50%) or more of the issued and outstanding shares of Common Stock of the Company (or the surviving or acquiring entity or entity parent), and (b) the Company and/or its shareholders receive in any such transaction described in (a)(i) (ii) or (iii) of this definition of Qualifying Transaction, gross cash proceeds of $165,000,000 or greater in the aggregate.

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“Rights Agreement” has the meaning set forth in the ‘WHEREAS” clauses hereof.

“SEC” means the United States Securities and Exchange Commission.

“Services” means all Services required to be provided by the Provider and/or any of its Partners to the Company hereunder including, but not limited to, those set forth in Section 2 and those necessary and/or requested by the Company in connection with the Business including, but not limited to, those relating to the Ecosystem.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Technology” means blockchain and trading software, algorithms, apparatus, circuit, databases, data collections, diagrams, inventions (whether or not patentable), innovations, products, services, know-how, methods, network configurations and architectures, processes, Confidential Information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, training protocols and similar methods and processes and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), relating to the Business including the creation, development, operation, maintenance, usage and commercialization of the Ecosystem.

“Third Party” shall mean any Person other than the Parties or any of their respective Partners.

2.            TECHNOLOGY, SERVICES, INFORMATION, ETC.

2.1.          General. Provider will provide to the Company and its Partners all Technology, Services and Information, on the terms and conditions set forth in this Agreement, necessary, requested by the Company and/or otherwise required hereunder relating to the Business including, but not limited to, for the creation, development, operation, maintenance, usage and commercialization of the Ecosystem.

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(a)          Development. In connection with the creation and development of the Business including, but not limited to, the Ecosystem, the Provider shall provide to the Company and its Partners all necessary, requested by the Company and/or otherwise required under this Agreement, Services, Technology and Information including, but not limited to, the following:

(i)         Completion of work on a system designed and developed with the Company and in a manner agreed to by the Provider and the Company in order to achieve the Company’s goals as set forth in the Company’s proprietary Ecosystem diagrams, set forth on Exhibit A attached hereto (the “Diagrams”) and more generally in the Company’s White Paper v4.20, dated September 14, 2018 (as supplemented, amended modified, replaced and/or restated from time to time, the “White Paper”).

(ii)         Implement blockchain Technology to meet the Company’s overall Ecosystem design that may include original work, extensions, or modifications to existing (e.g. including but not limited to BCOS) systems.

(iii)        Provide a trading system backend suitable for the Company’s ATS as set forth in the Diagrams and more generally in the White Paper.

(iv)        Provide support, documentation, test systems and any relevant operational tools required for the Company to implement a trading front-end for and related to the Company’s ATS.

(v)         Provide to the Company, completed Work (defined below), Technology and Services, and grant the Company a non-exclusive royalty-free, worldwide, perpetual license to the Provider Background IP therein, as may be necessary and/or reasonably requested by the Company to fully use and exploit such IP Rights, as provided herein.

(vi)        Where restrictive open source licenses have been incorporated into the Technology provided by Provider (which is disclosed to the Company in advance) and where those licenses prevent modification (e.g. GPL) their use is considered as part of the overall system design agreed to by the Company.

(vii)       Provide access to technology, designs and systems that are suitable and sufficient in their use and operation for compliance requirements as defined by the Company.

(viii)      Provide completed work and technology that are free from licensing or intellectual property limitations, impairment to use and/or restrictions, including, but not limited to, limitations, impairments and restrictions under the GPL or the like.

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(b)          Maintenance and Support Services. In connection with the maintenance, usage, support modification and commercialization of the Business including, but not limited to, the Ecosystem, the Provider shall provide to the Company and its Partners all necessary, Company requested and/or otherwise required under this Agreement, Services, Technology and Information including, but not limited to, the following:

(i)          with all Modification and maintenance and support for, all Background IP and Foreground IP including, but not limited to, the Company’s network blockchain development, Company’s ATS trading system code and system development support (including, but not limited to, matching engine and market data components), and Ember Token economic model design support.

(ii)         Provider shall provide the Company and its Partners’ tech team personnel training relating to Technology and Information provided by Provider, its Partners in order for such tech team’s personnel to deploy, operate, maintain, and adapt such technologies as required.

(iii)        The Company, HK and Provider shall agree to a reasonable end date when maintenance and support services provided herein shall terminate, which in no event shall be earlier than a year from the date of the first commercial transaction on Prometheum Ember ATS, Inc’s alternative trading system.

2.2.          Project Manager. The Provider and the Company shall each appoint a project manager (each a “Project Manager”) to serve as the primary point of contact for such Person, each of which Project Manager shall have the experience, knowledge and ability to act as a project manager in connection with the Business including the Ecosystem.

2.3.          Additional Personnel and Related Items. In connection with its obligations and responsibilities and related items set forth in this Section 2, the Provider shall provide to the Company and its Partners the following:

(a)          Provider shall provide qualified personnel (the “Personnel”) to complete the Services. The Personnel shall perform their assignments under the general supervision of, and at the site specified by the Company’s Project Manager. Each of the Personnel shall devote such Person’s full knowledge, time and skill to perform the applicable Services effectively and timely.

(b)          Provider shall use all reasonable means to ensure the continued employment by Provider of the Personnel then performing Services. If the employment of any Personnel performing Services is terminated by Provider for any reason whatsoever Provider shall furnish the Company with Personnel of experience at least equal to that of the Personnel affected by the occurrence of such event.

(c)          Provider shall not withdraw any Personnel from any assignment and/or project with the Company without the Company’s prior written consent.

(d)          When Personnel are on the Company’s premises, they shall comply with all applicable Company rules, regulations and policies including such matters as working hours, holidays and Company security measures.

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2.4.          Reserved

2.5.          Further Assurances. Each Party will provide and take all actions necessary including the Provider providing all strategic, technical, and other cooperation to facilitate the timely completion and commercialization of the Ecosystem.

3.            OWNERSHIP OF INTELLECTUAL PROPERTY, OTHER

3.1.          Background IP. The Company’s Background IP will be owned by the Company and the Provider Background IP will be owned by the Provider, and except as otherwise provided herein, nothing in this Agreement will be deemed to grant any ownership of a Party’s Background IP to any other Party. Any Modifications to the Background IP are permitted by either party.

3.2.          Foreground IP. Provider Foreground IP shall be owned jointly by each of the Provider and the Company.

3.3.          Reserved

3.4.          Modifications.

(a)          Provider Modifications. Provider and the Company will retain all right, title and interest in and to any Modifications, including any IP Rights and/or Intellectual Property therein, made by Provider and/or any of its Partners to any Background IP and/or Foreground IP (“Provider Modifications”). For clarity purposes, as it relates to the Provider and/or any of its Partners Background IP, the Company will only retain right, title and interest to Modifications to Provider Background IP relating to the Company’s Business.

(b)          Company Modifications. The Company will retain all right, title, and interest in and to any Modifications, including any IP Rights and Intellectual Property therein, made by the Company and/or any of its Partners to any Background IP and/or Foreground IP (“Company Modifications”).

(c)          Reserved

3.5.          Provider Ownership. The Parties acknowledge and agree that: (i) as between the Parties, Provider owns all right, title and interest in and to the Provider Background IP (the “Provider IP”); and (ii) such ownership includes the exclusive right of Provider to conduct clearance, prosecute, maintain, protect, enforce and defend Provider’s interest in the Provider IP, including to file any IP Rights and/or Intellectual Property applications anywhere in the world, to abandon prosecution of such applications, and to discontinue payment of any maintenance or renewal fees with respect to any patents.

3.6.          Company Ownership. The Parties acknowledge and agree that: (i) as between the Parties, the Company owns all right, title and interest in and to the Company’s Background IP and the Company Modifications (the “Company IP”); and (ii) such ownership includes the exclusive right of the Company to conduct clearance, prosecute, maintain, protect, enforce and defend the Company’s interest in the Company IP, including to file any IP Rights applications anywhere in the world, to abandon prosecution of such applications, and to discontinue payment of any maintenance or renewal fees with respect to any patents.

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3.7.          Cooperation. The Parties will each perform all acts, execute and deliver such information, instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement, including, without limitation, providing or executing any affidavits, providing any testimony, and/or rendering any other assistance, as is necessary or useful for: (a) the Provider to secure and perfect sole and exclusive ownership of, and obtain registrations in the name of solely the Provider, for the Provider IP and any part thereof; and (b) the Company to secure and perfect sole and exclusive ownership of, and obtain registrations in the name of solely the Company, for the Company IP and any part thereof. Such acts may include: (i) execution of prosecution-related documents; (ii) assistance in the registration of IP Rights and Intellectual Property (including providing prosecution files in the possession or under the or control of such Party); and (iii) assistance in the enforcement of IP Rights and Intellectual Property (including providing documents and materials in the possession or under the or control of such Party and making its employees available to testify as a witness), provided that the other Party pays or reimburses such Party the reasonable out-of-pocket costs and expenses incurred by such Party in connection therewith.

4.            GRANTS OF LICENSES TO INTELLECTUAL PROPERTY

4.1.          Provider Background IP. Provider hereby grants to the Company a non-exclusive, royalty free, worldwide and perpetual license to use, exploit, commercialize, in any manner related to the Company’s Business the Provider Background IP, subject to Section 5 of this Agreement.

4.2.          Provider Hot/Cold Wallet Storage System. Provider hereby grants to the Company an irrevocable, non-exclusive, royalty-free, fully paid, one-year worldwide license to use, exploit, in any manner now known or in the future discovered and for whatever purpose, the Provider’s and its Partners’ Hot/Cold Wallet Storage Software System.

4.3.          Provider Modifications. The Provider covenants and agrees to promptly disclose to the Company all material Provider Modifications.

4.4.          Enforcement of Intellectual Property and Intellectual Property Rights. The Provider covenants and agrees that, whenever requested by the Company to assist the Company and/or its Partners to secure the Company’s or its Partners licensed rights in the Provider Background IP, Hot/Cold Wallet Storage System, Provider Modifications, and any copyrights, patents, trademarks, mask work rights, moral rights, or other IP Rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, recordation’s, and all other instruments and the taking of all such other acts (including appearances as a witness) which the Company or its designee shall deem necessary in order to perfect, obtain, maintain, review, restore, enforce, defend and transfer such licensed rights, subject to this Agreement.

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5.            LIMITS ON TRANSFER; PARTNER OWNERSHIP

5.1.          Background IP.

(a)          The Company covenants and agrees that it will not transfer any Intellectual Property and/or IP Rights it has to the Provider Background IP without the Provider’s express prior written consent, which shall not be unreasonably withheld; provided, however, the foregoing notwithstanding, the Company may transfer including sub-license its Intellectual Property and/or IP Rights to the Provider Background IP without the consent of the Provider (i) to a Subsidiary of the Company, or (ii) in connection with a Qualifying Transaction. Notwithstanding the foregoing, the Company may transfer the Foreground IP and the and Intellectual Property and IP Rights related thereto in connection with a Qualifying Transaction where the Company and/or its shareholders receive gross proceeds of no less than $165,000,000 in the aggregate.

(b)          Neither the Provider nor any of Provider Partners or partners shall directly or indirectly transfer or otherwise make available any Intellectual Property and/or IP Rights to Background IP to any Person that directly or indirectly competes with the Company in the United States and Canada, without the Company’s express prior written consent. Provided, however, that prior to any permitted transferee or licensee shall first enter into an agreement with the Company requiring the Company’s express prior written consent to any subsequent transfer of any IP Rights to Background IP.

5.2.          Foreground IP.

(a)          All Foreground IP created by the Provider, Provider’s Partners and/or any of their Partners in connection with Provider performing its obligations pursuant to this Agreement, shall be jointly owned by the Company and the Provider. Each Party covenants and agrees that it will not transfer, license, sublicense, assign or otherwise allow any Third Party access to the any of Foreground IP, or any Intellectual Property and/or IP Rights thereto, for any purpose without the other Party’s prior express written consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the Company may transfer the Foreground IP and the and Intellectual Property and IP Rights related thereto in connection with a Qualifying Transaction where the Company and/or its shareholders receive gross proceeds of no less than $165,000,000 in the aggregate.

(b)          Notwithstanding the above, the Provider, Provider Partners and the Company may use the Foreground IP for any purposes that furthers and benefits the business of the Company.

6.            PARTNER OWNERSHIP

6.1.          Company Partners. The ownership and license rights of the Company described herein extend to the Company Partners.

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6.2.          Provider Partners. The ownership and license rights of the Provider described herein extend to Provider Partners, provided, that at the time of such grant of ownership or license rights, such Person is a Partners of the Provider. Prior to a Provider Partner receiving any ownership and/or license rights described herein, such Provider Partner shall be required to enter into an agreement with the Company and the Provider, in form and substance reasonably satisfactory to the Company, pursuant to which (i) such Provider Partner represents and warrants to the Company that it is a Partner of the Provider, (ii) agrees to be bound by and subject to the terms and conditions of this Agreement, and (iii) agrees that, such ownership and license rights shall terminate at such time as the Provider Partner is no longer a Partner of the Provider.

7.            CONFIDENTIALITY

7.1.          Confidentiality Obligations. At all times during the Term and for a period of four (4) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees, managing members, managers, equity and debt holders and agents (collectively, “Representatives”) to, (a) hold, and to cause its respective Representatives to hold, in strict confidence, all Confidential Information concerning the other Party or any of the other Party’s Partners or their respective businesses that is either (i) in its possession (including confidential and Confidential Information in its possession prior to the date hereof) or (ii) furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement; and (b) not to use any such confidential and Confidential Information other than for such purposes as are expressly permitted hereunder, keep confidential and not publish or otherwise disclose to a Third Party, and not use, directly or indirectly, for any purpose any confidential information, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.

7.2.          No Release; Return or Destruction. Each Party agrees that except as otherwise provide elsewhere in this Agreement not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who will be advised of their obligations hereunder with respect to such Confidential Information). Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by this Agreement, each Party will, at its option and as promptly as practicable after receiving a written request from the other Party, either: (a) return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon); or (b) certify to the other Party that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such Confidential Information to the extent required by applicable Law or professional standards, and will not be required to destroy any such Confidential Information located in back-up, archival electronic storage).

7.3.          Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its Representatives may presently have and, following the Effective Time, may gain access to or possession of confidential or Confidential Information of, or personal information relating to, Third Parties: (a) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (b) that, as between the Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it will hold, protect and use, and will cause its Representatives to hold, protect and use, in strict confidence the confidential and Confidential Information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Representatives, on the one hand, and such Third Parties, on the other hand.

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7.4.          Protective Arrangements. In the event that a Party or any of its Representatives either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of the other Party’s Representatives) that is subject to the confidentiality provisions hereof, such Party will notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and will cooperate, at such other Party’s cost and expense, in seeking any appropriate protective order reasonably requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information will actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority provided such Party identifies such information as confidential, and the disclosing Party will promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

8.            WARRANTIES; DISCLAIMER

8.1.          Mutual Warranties. Each party represents and warrants that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has full power and authority to enter into and perform its obligations and engage in the activities contemplated under this Agreement; (ii) its entry into this Agreement and performance hereunder does not and will not conflict with or violate any agreement or obligation it has to any third party; and (iii) it is and shall remain fully in compliance with all applicable laws, rules, and regulations.

8.2.          Provider Warranties.

(a)          Services. Provider represents and warrants that the Services will be performed in a professional and workmanlike manner, and that the Work will materially conform to the Company’s specifications. Company’s exclusive remedy, and Provider’s sole obligation, in the event of a breach of warranty, will be for Provider to promptly re-perform, repair, or replace the affected Service or Work at no additional charge.

(b)          Ownership and Non-infringement. Provider represents and warrants to Publisher that it has obtained all rights, licenses and authorizations necessary to enter into this agreement and grant the rights granted herein; Provider represents and warrants that the execution and performance of this Agreement does not and will not violate or interfere with any other agreement to which it is a party, Provider represents and warrants that the source code and development tools for the Technology and Services is or will be original to Provider, exclusively owned by Provider, or validly licensed by Provider at Provider's expense for all uses to be made of them pursuant to this Agreement and that the source code and development tools are not nor will they be a violation of the rights of any other person or organization; and Provider represents and warrants that no part of the Technology or Services provided by Provider, the exercise of the rights granted hereunder violates or infringes upon any rights of any person or entity, including, but not limited to, copyrights, trademark rights, patent rights, trade secrets rights, or contractual, common law or statutory rights.

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9.            INDEMNITY

9.1.          Indemnity. Each Party will indemnify, defend, and hold harmless the other party against any liabilities, costs, and expenses (including without limitation reasonable attorney’s fees) incurred in connection with any third party claims to the extent based on (i) a breach of the representations, warranties and covenants of such party contained in Section 7 of this Agreement; or (ii) an allegation that any products or materials provided by the indemnifying party infringe or misappropriate any third party IP Rights.

9.2.          Procedure. In the event of an Indemnified Claim, the party seeking indemnity will: (i) provide the other party prompt written notice of such claim, provided that no delay will affect the indemnifying party’s obligations except to the extent such delay was materially prejudicial to it); (ii) grant the indemnifying party the right to defend any such claim with its counsel of choice, provided that the indemnifying party will not settle such claim in any way that imposes any financial or other liabilities or obligations on the indemnified party, except with prior written consent of the indemnified party; and (iii) provide such assistance and information as the indemnifying party may reasonably require to settle or oppose such claims, at the indemnifying party’s expense. The indemnified party may participate in the defense or settlement of such claim at its own expense and with its own choice of counsel.

9.3.          Mitigation. In addition to Provider’s obligations under Section 9.1, if any Deliverable is held, or in Provider’s opinion is likely to be held, to infringe or misappropriate any third party’s IP Rights, Provider may, at its expense and option: (a) procure the right for Company to continue using the Deliverable; or (b) replace the Deliverable with a non-infringing product materially conforming to the Specifications; or (c) modify the Deliverable to make it non-infringing while materially conforming to the Specifications. If none of the foregoing options are commercially feasible, Provider may terminate this Agreement and refund Company any prepaid fees for such infringing Deliverable.

10.          GENERAL

10.1.          Severability. If any provision in this Agreement is invalid or unenforceable, that provision will be construed, limited, modified or, if necessary, severed, to the extent necessary, to eliminate its invalidity or unenforceability, and the other provisions of this Agreement will remain in full force and effect.

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10.2.          Assignment. Neither party may assign this Agreement, except to a Partner, without the other party’s prior written consent (which will not be unreasonably withheld). Any attempt to assign this Agreement in violation of this section, will be null and void. This Agreement will be binding upon the parties hereto and their heirs, successors, and assigns.

10.3.          Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in writing signed by a duly authorized representative of the waiving party, and no waiver of any past or present right arising from any breach or failure to perform shall be deemed to be a waiver of any future right arising under this Agreement.

10.4.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Parties hereto hereby irrevocably agree that any suit or proceeding arising directly or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The Parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

10.5.          Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be sent by one of the parties shall be delivered by hand, by overnight courier, by facsimile, or by registered mail, return receipt requested, to the address of the parties first set forth in this Agreement or to such other address of the parties designated in writing in accordance with this subparagraph. Notice will be deemed given when delivered by hand, the following day after being sent by overnight courier, when electronically confirmed after being sent by facsimile and three (3) business days after being sent by registered mail.

10.6.          Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes and replaces any prior or contemporaneous agreements or understandings regarding such subject matter. The terms of this Agreement may be modified only by a writing that expressly references this Agreement and is executed by the parties.

10.7.          Execution; Counterparts. This Agreement may be executed in one or more counterparts (including electronic .pdf counterparts), each of which shall be deemed an original and all of which together shall constitute but one instrument.

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10.8.          Time is of Essence. The parties hereto agree that (i) with respect to each party’s respective obligations hereunder, time is of the essence, and (ii) and each party will provide the necessary resources and personnel to complete such party’s obligations in a timely and efficient manner.

10.9.          Incorporation by Reference. The Introductory paragraph and the “WHEREAS” and “NOW, THEREFORE” paragraphs/provisions of this Agreement are hereby incorporated herein and made a part hereof.

10.10.        Representation and Warranty of HK and Provider. HK and Provider represent, warrant, covenant and agree to and with the Company that they own all of the IP Rights, Intellectual Property, Technology, Information and ability to provide all Services hereunder in accordance with this Agreement to allow for the development, testing, operation and commercialization/usage of the Business including the Ecosystem.

[Signature page follows]

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IN WITNESS WHEREOF the parties hereto, each acting with proper authority, have executed this Agreement as of the day, month and year first above written.

PROMETHEUM, INC.

By:	/s/ Martin H. Kaplan
Name: Martin H. Kaplan
Title: Chairman

SHANGHAI WANXIANG BLOCKCHAIN INC.

By:	/s/ Xiao Feng
Name: Dr. Xiao Feng
Title: Chairman

HASHKEY DIGITAL ASSET GROUP LIMITED

By:	/s/ Xiao Feng
Name: Dr. Xiao Feng
Title: Director

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EXHIBIT A

Diagrams

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